Exhibit 99

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

July 16, 2013	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
INCREASED SECOND QUARTER EARNINGS

Ellwood City, Pennsylvania, July 16, 2013 – ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended June 30, 2013 of $0.22 per diluted share on net income of $3.9 million as compared to earnings of $0.21 per diluted share on net income of $3.7 million for the quarter ended June 30, 2012, a 4.8% increase in net income per diluted share. The Company’s annualized return on average assets and average equity were 0.82% and 8.04%, respectively, for the quarter ended June 30, 2013, compared to 0.73% and 7.81% respectively, for the quarter ended June 30, 2012.

For the six month period ended June 30, 2013, the Company realized earnings of $0.43 per diluted share on net income of $7.6 million compared to earnings of $0.43 per diluted share on net income of $7.5 million for the same period in the prior year.  The Company’s annualized return on average assets and average equity were 0.80% and 7.83%, respectively, for the six month period ended June 30, 2013, compared to 0.75% and 8.00%, respectively, for the six months ended June 30, 2012.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the earnings for the quarter and six month period ended June 30, 2013. We have been successful and prudent in managing our net interest rate margin during this difficult interest rate environment while protecting our asset quality and our future earnings potential. We continue to experience growth in our core deposits which assists in reducing our cost of funds. Our deposits have grown $32.7 million, or 2.8%, since December 2012. This growth has allowed us to decrease our wholesale borrowings and manage our cost of funds. Although the net interest margin has decreased slightly since December 2012, we are encouraged that it remains in line with our expectations.”  Ms. Zuschlag continued by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders.” She added, “Our philosophy will continue to manage the net interest margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers.”

Press Release

July 16, 2013

Consolidated net income increased $195,000, or 5.3%, to $3.9 million for the quarter ended June 30, 2013, compared to $3.7 million for the same period in the prior year.  This increase was primarily the result of an increase in noninterest income of $358,000, as well as decreases in provision for loan losses, noninterest expense and net income attributable to noncontrolling interest of $225,000, $37,000 and $226,000, respectively. These increases to income were partially offset by a decrease in net interest income of $494,000 and an increase in provision for income taxes of $157,000.  The decrease in net interest income for the quarter ended June 30, 2013 was primarily the result of a decrease in interest income of $2.6 million, partially offset by a decrease in interest expense of $2.1 million.

Consolidated net income for the six month period ended June 30, 2013, as compared to the six month period ended June 30, 2012, increased $124,000, or 1.7%, to $7.6 million from $7.5 million. This increase was primarily the result of an increase in noninterest income of $548,000, as well as decreases in provision for loan losses, noninterest expense and net income attributable to noncontrolling interest of $275,000, $546,000 and $118,000, respectively. These increases to income were partially offset by a decrease in net interest income of $1.2 million and an increase in provision for income taxes of $123,000.  The decrease in net interest income for the period ended June 30, 2013 was primarily the result of a decrease in interest income of $5.0 million, partially offset by a decrease in interest expense of $3.8 million.

Noninterest income for the quarter ended June 30, 2013, as compared to June 30, 2012, increased by $358,000, or 23.3%, as a result of an increase to net gain on sale of securities of $198,000 as well as an increase in the fair value of the Company’s interest rate caps of approximately $202,000 in the quarter ended June 30, 2013 compared to a write-down of $269,000 during the quarter ended June 30, 2012. Noninterest expense for the quarter ended June 30, 2013, as compared to June 30, 2012, decreased by $37,000, or 0.5%, primarily due to decreases in premises and equipment, federal deposit insurance premiums and other expense of $50,000, $33,000 and $108,000, respectively. The decrease to other expenses is primarily due to reduced operating costs at the Company’s real estate owned (REO) properties. These decreases were offset by an increase to compensation and employee benefits of $126,000 in the quarter ended June 30, 2013.

Noninterest income for the six month period ended June 30, 2013, as compared to June 30, 2012, increased by $548,000, or 16.8%, as a result of an increase to net gain on sale of securities of $200,000 as well as an increase in the fair value of the Company’s interest rate caps of approximately $217,000 in the period ended June 30, 2013 compared to a write-down of $400,000 during the period ended June 30, 2012. Noninterest expense for the period ended June 30, 2013, as compared to June 30, 2012, decreased by $546,000, or 3.6%, primarily due to decreases in federal deposit insurance premiums and other expense of $132,000 and $561,000, respectively.  The decrease to other expenses is primarily due to reduced operating costs at the Company’s real estate owned (REO) properties. These decreases were offset by an increase to compensation and employee benefits of $198,000 in the period ended June 30, 2013.

The Company’s total assets decreased by $30.9 million, or 1.6%, during the six-month period to $1.90 billion at June 30, 2013 from $1.93 billion at December 31, 2012. This decrease resulted primarily from decreases to securities available for sale, accrued interest receivable, premises and equipment, real estate acquired through foreclosure, real estate held for investment and intangible assets of $48.8 million, or 4.4%, $418,000, or 5.2%, $497,000, or 3.5%, $497,000, or 20.4%, $2.0 million, or 20.3% and $94,000, or 31.1.%, respectively, partially offset by increases to cash and cash equivalents, loans receivable, net, FHLB stock, bank owned life insurance, securities receivable and prepaid expenses and other assets of $3.7 million, or 24.4%, $10.3 million, or 1.5%, $1.6 million, or 10.9%, $300,000, or 1.0%, $1.1 million, or 86.3% and $4.3 million, or 65.2%, respectively. Total non-performing assets decreased to $9.2 million at June 30, 2013, compared to $10.0 million at December 31, 2012, and non-performing assets to total assets were 0.48% at June 30, 2013 compared to 0.52% at December 31, 2012. The decrease in non-performing assets of approximately $862,000 was primarily the result of decreases in REO properties and non-performing loans of $497,000 and $235,000, respectively. The Company’s total liabilities decreased $20.4 million, or 1.2%, to $1.71 billion at June 30, 2013 from $1.73 billion at December 31, 2012. This decrease resulted primarily from decreases in borrowed funds and accounts payable for land development of $57.0 million, or 10.7%, and $100,000, or 4.9%, partially offset by an increase in deposits, advance payments by borrowers for taxes and insurance and accrued expenses and other liabilities of $32.7 million, or 2.8%, $753,000, or 28.8% and $3.3 million, or 17.0%, respectively.  Total stockholders’ equity decreased $10.6 million, or 5.4%, to $184.2 million at June 30, 2013, from $194.8 million at December 31, 2012. The decrease to stockholders’ equity was primarily the result of a decrease in accumulated other comprehensive income of $15.5 million, or 61.8%, partially offset by increases in additional paid in capital and retained earnings of $47,000 or 0.05%, and $4.4 million, or 4.9%, respectively, and decreases in treasury stock and unearned employee stock ownership plan shares of $305,000, or 1.6%, and $511,000, or 16.3%, respectively. Average stockholders’ equity to average assets was 10.16%, and book value per share was $10.45 at June 30, 2013 compared to 9.67% and $11.07, respectively, at December 31, 2012.

Press Release

July 16, 2013

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF.” We make available on our website, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our website.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

July 16, 2013

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)
(Unaudited)

OPERATIONS DATA:
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012

Interest income	$16,008	$18,590	$32,435	$37,460
Interest expense	5,493	7,581	11,669	15,454

Net interest income	10,515	11,009	20,766	22,006
Provision for loan losses	75	300	225	500
Net interest income after provision for
loan losses	10,440	10,709	20,541	21,506
Noninterest income	1,896	1,538	3,809	3,261
Noninterest expense	7,454	7,491	14,667	15,213
Income before provision
for income taxes	4,882	4,756	9,683	9,554
Provision for income taxes	956	799	1,767	1,644

Net income	3,926	3,957	7,916	7,910
Less: Net income attributable to noncontrolling interest	50	276	326	444
Net income attributable to ESB Financial Corporation	$3,876	$3,681	$7,590	$7,466

Net income per share:
Basic	$0.22	$0.22	$0.44	$0.43
Diluted	$0.22	$0.21	$0.43	$0.43

Net interest margin	2.63%	2.61%	2.59%	2.62%
Annualized return on average assets	0.82%	0.73%	0.80%	0.75%
Annualized return on average equity	8.04%	7.81%	7.83%	8.00%

FINANCIAL CONDITION DATA:
			As of:
			06/30/13	12/31/12

Total assets			$1,896,673	$1,927,614
Cash and cash equivalents			18,742	15,064
Total investment securities			1,062,019	1,110,776
Loans receivable, net			682,367	672,086
Customer deposits			1,210,764	1,178,057
Borrowed funds (includes subordinated debt)			473,940	530,949
Stockholders' equity			184,245	194,800
Book value per share			$10.45	$11.07

Average equity to average assets			10.16%	9.67%
Allowance for loan losses to total loans			0.96%	0.97%
Non-performing assets to total assets			0.48%	0.52%
Non-performing loans to total loans			1.01%	1.07%